December 26 , 2017

Gold Torrent (Canada) Inc.

c/o 960 Broadway Avenue, Suite 530

Boise Idaho. 83706

Dear Sirs/Mesdames:

Re:	Gold Torrent (Canada) Inc. – Registration Statement on Form S-4

We have acted as Canadian counsel to Gold Torrent (Canada) Inc. (the “Company”), a British Columbia company, and Gold Torrent, Inc. (“Gold Torrent US”), a Nevada corporation, in connection with the Registration Statement (File No. 333-221123) on Form S-4, as amended (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with the Registration Statement, to which this opinion will appear as an exhibit.

Based upon and subject to the assumptions, qualifications, limitations, and restrictions contained therein, we hereby confirm our opinions set forth in the discussion under the heading “Material Canadian Federal Income Tax Considerations” in the Registration Statement.

In rendering this opinion, we have reviewed the Registration Statement and such other documents and information, and have made such other investigations, as we have considered necessary or relevant for the purposes of rendering this opinion. We have also assumed that the transactions described in the operative documents pertaining to the Redomicile Transaction described in the Registration Statement to which our opinion relates will be performed in accordance with the terms described therein.

This opinion is limited to the Canadian federal income tax matters specifically discussed under the heading “Material Canadian Federal Income Tax Considerations” in the Registration Statement, and is subject to the assumptions, qualifications, limitations, and restrictions set out in the discussion under the heading “Material Canadian Federal Income Tax Considerations” in the Registration Statement.

This opinion is limited to matters of Canadian federal income tax law and is based upon Canadian federal income tax law as at the date of this letter. We are under no obligation to supplement or revise our opinion to reflect any changes in such applicable law.

This opinion is furnished to you solely for use in connection with the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder, or that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder.

Yours truly,

/s/ GOWLING WLG (CANADA) LLP